Exhibit 99.1

AMRI Announces Fourth Quarter and Full Year 2011 Results

Albany, NY (February 7, 2012) -- AMRI (NASDAQ: AMRI) today reported financial and operating results for the fourth quarter and full year ended December 31, 2011.

Highlights for the fourth quarter and other recent announcements include:

•	18% Growth in Large Scale Manufacturing
•	Streamlined U.S. operations resulting in expected annual savings of approximately $10-$11 million on a going forward basis.
•	An ongoing review of global operations focused on improving the alignment of resources, facilities and technologies around marketplace demands and customer feedback.

Fourth Quarter 2011 Results

Total revenue for the fourth quarter of 2011 was $46.6 million, a decrease of 4% compared to total revenue of $48.6 million reported in the fourth quarter of 2010.

Total contract revenue for the fourth quarter of 2011 was $39.4 million, a decrease of 3% compared to total contract revenue of $40.7 million reported in the fourth quarter of 2010. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Discovery Services contract revenue for the fourth quarter was $9.5 million, a decrease of 19% from $11.7 million in 2010.
  Development/Small Scale Manufacturing contract revenue for the fourth quarter was $7.4 million, a decrease of 26% from $9.9 million in 2010.
  Large Scale Manufacturing contract revenue for the fourth quarter was $22.6 million, an increase of 18% from $19.1 million in 2010.

Recurring royalties in the fourth quarter of 2011 were $7.2 million, a decrease of 9% from $7.9 million in the fourth quarter of 2010. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain OTC forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Net loss under U.S. GAAP was $24.4 million, or $(0.81) per basic and diluted share, in the fourth quarter of 2011, compared to a U.S. GAAP net loss of $49.1 million, or $(1.65) per basic and diluted share for the fourth quarter of 2010. During the fourth quarter of 2011, net loss under U.S. GAAP includes the impact of non-cash goodwill, intangible and long-lived asset impairment charges of $18.5 million, net of tax, or $0.61 per diluted share. In addition, these results include a pre-tax restructuring charge of approximately $0.3 million, primarily related to lease-termination and employee severance costs. Net loss on an adjusted basis was $5.8 million or $(0.19) per basic and diluted share.

The non-cash goodwill impairment charge in the fourth quarter was the result of the decline in the estimated fair value of our DDS segment to a value below our carrying value. The non-cash long-lived asset impairment charge was the result of the Company’s previously announced decision to terminate the lease of one of its U.S. facilities. The non-cash intangible asset impairment charge was the result of the Company’s previously announced cessation of R&D activities.

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Full Year 2011 Results

Total revenue for the full year ended December 31, 2011 was $207.6 million, an increase of $9.6 million or 5% compared to $198.1 million in 2010.

Total contract revenue for the full year was $169.6 million, an increase of $6.4 million or 4% from 2010.

• Contract revenue for Discovery Services in the year ended December 31, 2011 was $38 million, a decrease of 22% from $48.7 million in 2010.

• Contract revenue for Development/Small Scale Manufacturing in the year ended December 31, 2011 was $36 million, an increase of 4% from $34.6 million in 2010.

• Contract revenue for Large Scale Manufacturing was $95.6 million, an increase of 20% compared to $79.9 million in the year ended December 31, 2010.

Recurring royalties from Allegra® for the full year were $35 million, consistent with royalty revenue of $34.8 million in 2010.

Net loss under U.S. GAAP was $32.3 million or $(1.08) per basic and diluted share, compared to a net loss of $62.9 million or $(2.05) per basic and diluted share in 2010. Net loss on an adjusted basis for the year ended December 31, 2011 was $12.5 million or $(0.42) per basic and diluted share.

For a reconciliation of net loss and loss per diluted share as reported to adjusted net loss and loss per diluted share for the 2011 and 2010 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “2011 was a year of significant challenge for AMRI. The disruptions and reorganizations going on within many of our large customers coupled with a difficult financing environment for small companies contributed to softer demand throughout the year than we had anticipated. Several areas of the company delivered good growth, but this was overshadowed by ongoing weakness in others. As a result of changes in the marketplace, AMRI has taken decisive actions to improve our operating structure, reduce non-core expenditures, and establish new opportunities for growth. We signed several multi-year agreements across all of our segments, most notably a five-year agreement with the NIH and a six-year agreement with Eli Lilly, both focused on our discovery business. We ended all internal R&D activities directed to new compounds and are now focusing efforts on partnering or out-licensing all existing compounds in our proprietary pipeline. We are hopeful that one or more of these compounds can be as successful as our Bristol Myers agreement which generated an additional $3 million in milestone revenue in 2011, and $33 million since we signed the agreement in 2005. In addition, in the fourth quarter we took action to further reduce our overhead in our U.S. operations, which combined with the R&D actions, will reduce operating expenses by $10-$11 million per year, with additional opportunities for cost reduction at our Hungary operations on a going forward basis.”

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“As we enter 2012, we anticipate returning to a period of contract revenue growth and improved operating performance as a result of the strategic initiatives we undertook in 2011 and that are ongoing. At the same time, we are confident that the measures we have undertaken better position AMRI to respond to our customers’ changing needs and resourcing patterns. We remain committed to the highest quality brand in the industry, placing AMRI in a prime position to attract new business. We are actively pursuing additional opportunities with existing and new clients to enter or expand multi-year outsourcing and insourcing agreements, and we believe that many of our efforts over the past year have strengthened customer relationships and put AMRI in a position to return to growth, while improving our ability to more effectively manage the business. Although market challenges remain as a result of increased regulatory, pricing, and general economic pressures being placed on our clients, we believe we have the right resources, and team in place to help our clients address these challenges in the most cost effective and efficient manner,” added Dr. D’Ambra.

Liquidity and Capital Resources

At December 31, 2011, AMRI had cash, cash equivalents and marketable securities of $20.2 million, compared to $41.5 million at December 31, 2010.

Total debt at December 31, 2011 was $5.8 million, down from $13.2 million at December 31, 2010. Cash, cash equivalents, and marketable securities, net of debt, were $14.4 million at December 31, 2011, compared to $28.3 million at December 31, 2010, and improved by $3.6 million from September 30, 2011. The decrease in cash and equivalents since 2010 was primarily due to capital expenditures of $10.8 million, principal payments on debt of $7.4 million, and cash used in operations of $1.5 million. Total common shares outstanding, net of treasury shares, were 30,604,314 at December 31, 2011.

2012 Financial Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the first quarter and full year 2012. “In the first quarter, we expect contract revenue to range from $37 million to $40 million. For the full year 2012, we expect contract revenue to range from $176 million to $186 million, an increase of up to 10% versus 2011.”

Mr. Frost continued, “We will be reinstating our approach of providing royalty revenue guidance from worldwide sales of Allegra®. We expect first quarter royalties of $10 to $12 million and full year 2012 royalties of $32 to $37 million. We estimate contract gross margin for the year will range from 4-8% with improvement expected in each successive quarter. Research and development expense will decrease to approximately $1 million for the year and selling, general, and administrative expense will be reduced between 5% to 7% compared with prior year.”

Full Year Highlights

During 2011, AMRI made several noteworthy announcements including the following:

Sales Agreements

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•      A six-year, insourcing collaboration agreement with Eli Lilly and Company; which is aimed at accelerating Lilly’s drug discovery efforts by maximizing real-time exchange of scientific information.

•      A five-year federal contract award from the National Institutes of Health (NIH) / National Institute of Neurological Disorders and Stroke (NINDS) to provide chemistry and other drug discovery technologies in support of NINDS’ Medicinal Chemistry for Neurotherapeutics Program.

•      A three-year agreement with Revolymer® to become its primary manufacturer and supplier of Rev7™, AGC and other polymers, main components of the company’s revolutionary Rev7™ degradable gum products.

•      An agreement with Creative Antibiotics Sweden AB for the development of one of Creative Antibiotics' substance classes, the INP-1750/1855 class for the treatment of bacterial infections.

•      A joint-offering agreement with Proteros Biostructures GmbH to expand the depth and level of service AMRI can offer to customers globally, which are looking for integrated solutions from one point of service and contact.

Business Activities

•      The merging of Discovery R&D and Discovery Chemistry to form a Global Drug Discovery organization combining discovery chemistry and biology functions into a single unit across locations worldwide.

•      Suspension of ongoing internal compound R&D activities and related cost cutting decisions designed to result in annual savings of $10-$11 million on a going forward basis.

•     An evaluation of the Hungary Operation to enhance customer service and improve efficiency.

Leadership

•      The hire of Subramanyam Maddala as President, India Operations, a veteran with more than 20 years of operations, business development, and senior leadership experience in the manufacturing of APIs and intermediates, custom synthesis, and formulations in branded and generics markets.

•      The hire of Lori M. Henderson as vice president, general counsel and secretary, to lead all of AMRI's legal and corporate affairs activities for the company's locations worldwide, including the United States, Europe, and Asia.

•      The promotion of Takeshi Yura, Ph.D., to senior director of drug discovery services at AMRI’s Singapore subsidiary, with the responsibility of site management, such as leadership of the AMRI Singapore Research Centre's chemistry, biology and R&D operations.

•      The hire of Charles Jensen, Ph.D. as director of Drug Metabolism and Pharmacokinetics, who brings more than 20 years of relevant experience, working in the fields of drug metabolism and toxicology in the pharmaceutical industry.

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New Year Highlights

For 2012, noteworthy AMRI announcements to date include:

•       A preferred provider agreement with BioPontis Alliance LLC to provide services in small molecule discovery, development, and manufacturing in BioPontis’ drug discovery research programs.

•       The receipt of a Good Manufacturing Practice (GMP) certificate from the Medicines and Healthcare Regulatory Agency (MHRA) of the UK government for AMRI’s manufacturing facility in Holywell, Wales, UK, following an inspection in October 2011.

Fourth Quarter Conference Call

The company will hold a conference call at 10:00 a.m. ET on Tuesday, February 7, 2012 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 800-341-3130 (domestic calls) or 913-312-1393 (international calls) at 9:45 a.m. ET and entering conference code 6376884. The webcast will be available live via the Internet and can be accessed on the company's website at www.amriglobal.com.

Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company’s website at www.amriglobal.com/investor_relations/.

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization with more than twenty years experience providing customers fully integrated drug discovery, development, and manufacturing services. AMRI supplies a broad range of services and technologies that support the discovery and development of pharmaceutical products and the manufacturing of API and drug product for existing and experimental new drugs. With locations in the United States, Europe, and Asia, AMRI maintains geographic proximity and flexible cost models. AMRI has also historically leveraged its drug-discovery expertise to execute on several internal drug discovery programs, which have progressed to the development candidate stage and in some cases into Phase I clinical development. AMRI has successfully partnered certain programs and is actively seeking to out-license its remaining programs to strategic partners for further development.

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Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue for the first quarter and full year 2012, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2012 Financial Guidance,” statements regarding multi-year deals, statements regarding the partnering or out-licensing of the company’s proprietary compounds, statements regarding the strength of the company’s business and prospects, statements regarding the actions taken to reduce cost and improve operating performance, and statements concerning the company’s momentum and long-term growth, including expected results for 2012. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists; trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets; sales of Allegra® and the impact of the “at-risk” launch of generic Allegra® and the OTC conversion of Allegra® on the company’s receipt of significant royalties under the Allegra® license agreement; the over-the-counter sale of Claritin, and competitive alternatives, including generic products for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®; the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements; the success of the company’s collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the company’s ability to enforce its intellectual property and technology rights; the company’s ability to obtain financing sufficient to meet its business needs and to meet the covenants set forth in its agreements or to negotiate a waiver or amendment with its lenders; the company’s ability to successfully partner or out-license novel compounds and lead candidates in its collaborative arrangements; the company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the company’s ability to integrate the acquisitions closed during 2010 and make such acquisitions accretive to the company’s business model, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission on March 16, 2011, and the company's other SEC filings. Revenue and other financial guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

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Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of loss from operations, net loss and loss per diluted share adjusted to exclude certain goodwill and long-lived asset impairment charges, restructuring charges, purchase accounting adjustments, business acquisition charges, FDA remediation costs, arbitration charges and income tax adjustments in the 2011 and 2010 periods. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for loss from operations, net loss or loss per diluted share prepared in accordance with U.S. GAAP.

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Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except for per share data)	2011	2010	2011	2010

Contract revenue	$39,412	$40,731	$169,611	$163,228
Milestone and recurring royalties	7,180	7,912	38,034	34,838
Total revenue	46,592	48,643	207,645	198,066

Cost of contract revenue	40,354	41,313	168,470	152,673
Technology incentive award	718	791	3,557	3,484
Research and development	1,817	2,641	7,939	11,090
Selling, general and administrative	9,368	11,953	41,071	42,234
Goodwill, intangible and long lived asset impairment charges	21,342	42,780	21,342	50,782
Restructuring charges	320	—	1,271	—
Arbitration charge	—	172	127	9,798
Total operating expenses	73,919	99,650	243,777	270,061

Loss from operations	(27,327)	(51,107)	(36,132)	(71,995)

Interest (expense) income, net	(256)	83	(583)	160
Other (expense) income, net	(57)	(62)	77	(1,007)

Loss before income taxes	(27,640)	(51,286)	(36,638)	(72,842)

Income tax benefit	(3,231)	(2,166)	(4,342)	(9,971)

Net loss	$(24,409)	$(49,120)	$(32,296)	$(62,871)

Basic and diluted loss per share	$(0.81)	$(1.65)	$(1.08)	$(2.05)

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Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data

(unaudited)

	December 31,	December 31,
(Dollars in thousands, except for per share data)	2011	2010

Cash, cash equivalents and investment securities	$20,198	$41481
Accounts receivable, net	30,437	32,766
Royalty income receivable	6,819	7,416
Inventory	26,004	27,102
Total current assets	99,986	134,046
Property and equipment, net	149,729	163,212
Total assets	262,334	325,106

Total current liabilities	37,978	54,637
Long-term debt, excluding current installments	3,003	11,737
Total liabilities	55,902	81,363
Total stockholders’ equity	206,432	243,743
Total liabilities and stockholders’ equity	262,334	325,106

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Table 1: Reconciliation of fourth quarter and full year 2011 and 2010 reported loss from operations, net loss and loss per diluted share to adjusted loss from operations, adjusted net loss and adjusted loss per share:

	Fourth	Fourth	YTD	YTD
	Quarter	Quarter	December 31,	December 31,
	2011	2010	2011	2010
Loss from operations, as reported	$(27,327)	$(51,007)	$(36,132)	$(71,995)
Goodwill and long-lived asset impairment	21,342	42,844	21,342	42,844
Restructuring and impairment	320	(64)	1,271	7,938
Real property tax credit adjustment	—	—	375	—
Business acquisition costs	—	—	—	1,604
Arbitration charge	—	172	127	9,798
FDA Remediation costs	17	1,805	632	1,805
Loss from operations, as adjusted	$(5,648)	$(6,250)	$(12,385)	$(8,006)

Net loss, as reported	$(24,409)	$(49,120)	$(32,296)	$(62,871)
Goodwill and long-lived asset impairment, net of tax	18,466	35,152	18,466	35,152
Restructuring and impairment, net of tax	208	(42)	835	5,113
Prior year correction – income taxes	—	8,015	—	8,015
Real property tax credit adjustment, net of tax	—	—	245	—
Business acquisition costs, net of tax	—	—	—	1,079
Arbitration charge, net of tax	—	112	83	6,369
FDA Remediation costs, net of tax	(73)	1,173	327	1,173
Purchase accounting adjustments, net of tax	—	—	(190)	—
Net loss, as adjusted	$(5,808)	$(4,710)	$(12,530)	$(5,970)

Loss per diluted share, as reported	$(0.81)	$(1.65)	$(1.08)	$(2.05)
Goodwill and long-lived asset impairment, net of tax	0.61	1.18	0.62	1.14
Restructuring and impairment, net of tax	0.01	—	0.03	0.17
Prior year correction – income taxes	—	0.27	—	0.26
Real property tax credit adjustment, net of tax	—	—	0.01	—
Business acquisition costs, net of tax	—	—	—	0.04
Arbitration charge, net of tax	—	—	—	0.21
FDA Remediation costs	—	0.04	0.01	0.04
Purchase accounting adjustments, net of tax	—	—	(0.01)	—
Loss per diluted share, as adjusted	$(0.19)	$(0.16)	$(0.42)	$(0.19)

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Contacts

Investor – Mark Frost, Chief Financial Officer, 518-512-2211
Media – Gina Monari, AMRI Communications, 518-512-2512